Exhibit 99.1

American Software Reports Preliminary First Quarter of Fiscal Year 2021 Results

Subscription Fees Increased 43%, Cloud Services Annual Contract Value Increased 36% and Operating Earnings Increased 11% for the Quarter

ATLANTA--(BUSINESS WIRE)--August 26, 2020--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the first quarter of fiscal year 2021.

Key First Quarter Financial Highlights:

  Subscription fees were $6.4 million for the quarter ended July 31, 2020, a 43% increase compared to $4.5 million for the same period last year, while Software license fee revenues were $0.8 million, a 56% decrease compared to $1.8 million for the same period last year, reflecting our continued transition to the Software as a Service (SaaS) engagement model.
  Cloud Services Annual Contract Value (ACV) increased approximately 36% to $27.5 million as of the quarter ended July 31, 2020 compared to $20.2 million as of the same period of the prior year.
  Total revenues for the quarter ended July 31, 2020 were $27.3 million, compared to $27.4 million for the same period of the prior year.
  Recurring revenue streams for Maintenance and Cloud Services were 61% of total revenues in the quarter ended July 31, 2020 compared to 56% in the same period of the prior year.
  Maintenance revenues for the quarter ended July 31, 2020 decreased 6% to $10.3 million compared to $11.0 million for the same period last year.
  Professional services and other revenues for the quarter ended July 31, 2020 decreased 3% to $9.8 million compared to $10.1 million for the same period last year.
  Operating earnings for the quarter ended July 31, 2020 increased 11% to $0.9 million compared to $0.8 million for the same period last year.
  GAAP net earnings for the quarter ended July 31, 2020 increased 77% to $2.0 million or $0.06 per fully diluted share compared to $1.2 million or $0.04 per fully diluted share for the same period last year.
  Adjusted net earnings for the quarter ended July 31, 2020, which excludes non-cash stock-based compensation expense and amortization of acquisition-related intangibles, increased 37% to $2.8 million or $0.09 per fully diluted share compared to $2.1 million or $0.06 per fully diluted share for the same period last year.
  EBITDA decreased by 16% to $2.6 million for the quarter ended July 31, 2020 compared to $3.0 million for the same period last year.
  Adjusted EBITDA decreased by 11% to $3.1 million for the quarter ended July 31, 2020 compared to $3.5 million for the same period last year. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation expense.

The overall financial condition of the Company remains strong, with cash and investments of approximately $93.0 million, an increase of over $5.0 million when compared to July 31, 2019, and no debt as of July 31, 2020. During the first quarter of fiscal 2021, the Company paid shareholder dividends of approximately $3.5 million.

“Overall we are pleased with our 43% growth in Subscription Fees and 36% increase in Annual Contract Value during the first quarter fiscal 2021 as we continue to navigate through these uncertain times.,” said Allan Dow, CEO and president of American Software. “The turbulent global economy due to the ongoing pandemic has put heightened attention on supply chain effectiveness and as a result we see strong momentum for our solutions and services. Strong customer retention and satisfaction along with increasing momentum in cloud-based deployments delivered recurring revenue that represents 61% of the first quarter revenue.”

“Companies today must focus on creating a resilient enterprise that is agile and responsive to minimize the impact of disruptions and be able to seize new opportunities. Our innovative, cloud-based digital platform helps companies accelerate decision making to stay ahead of market changes,” Dow continued. “Our efforts and advancements in artificial intelligence (AI) and machine learning (ML) help leading businesses around the world automate routine processes and augment their employee’s capabilities to provide focus and to make better decisions faster.”

Additional highlights for the first quarter of fiscal 2021 include:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the first quarter include: Assa Abloy Australia, Cargill, Clarios, Color Image Apparel, Dragon Crowd Garment, Inc., FAM Brands, Gatekeeper Systems, Hamilton Beach Brands, Hayward Industries, Ingram Micro, Irish Breeze, KIND Management Inc., Lacoste, Rocky Brands, Inc., Spanx, Inc., Stony Apparel, Strategic Partners, Inc., Plastic Packaging, Trident Seafood Corporation, and T-Shirt International.

  During the quarter, SaaS subscription and/or software license agreements were signed with customers located in the following 5 countries: Australia, France, Ireland, New Zealand, and United States.
  Logility, Inc., and New Generation Computing, Inc. (NGC), each a wholly owned subsidiary of the Company, co-sponsored an Institute of Business Forecasting & Planning (IBF) Town Hall event featuring two customers, Citizen Watch America and Carter’s. The event focused on forecasting during a pandemic and brought together industry leaders to share how COVID-19 impacted their supply chains and the strategies employed to weather the storm.
  Demand Management, Inc., a wholly-owned subsidiary of Logility, announced that MAXAIR Systems, a leader in providing powered air purifying respirators (PAPRs) for various environments, chose Demand Solutions® as its new supply chain planning platform. MAXAIR implemented Demand Solutions in just three weeks to help accurately allocate life-saving inventory in response to the COVID-19 pandemic.
  Logility, Demand Management and NGC were each recognized by the editors of Supply & Demand Chain Executive as recipients of the 2020 Supply & Demand Chain Executive Top 100. The award highlights the industry’s most successful and transformative projects of the past year. Logility was recognized for its work with Bodybuilding.com, an e-commerce health and fitness retailer with more than 32 million monthly visitors and 14,000 Stock Keeping Units (SKUs), while NGC was honored for work with C&A, a leading fashion retail business with more than 2,500 stores in 22 countries worldwide.
  NGC announced Janouras Custom Design Limited, a premier manufacturer of corporate uniforms in Trinidad and Tobago, selected NGC’s PLM solution to streamline the company’s concept-to-customer lifecycle. In addition, Janouras will implement NGC’s Fashion ERP solution to bring further efficiency across its business processes.
  During the quarter, NGC announced Weissman, a premier designer of dancewear and costumes, is implementing its supply chain management (SCM), PLM, vendor compliance and quality control solutions. NGC will provide the foundation of Weissman’s strategic digital supply chain platform for future growth and success.

Company and Technology

  Logility announced the availability of the latest release of Logility Price and Promotion, a solution that uses machine learning to predict the impact of promotion activity on inventory by helping planners quickly understand changes in demand, which allows for better replenishment and inventory allocation to meet variances in expected sales. This innovative use of machine learning and highly refined price elasticity models helps identify the expected lift in demand, which assists in identifying the ideal price to maximize revenue potential while staying within the constraints of supply.
  In the quarter, Logility hosted the live webcast, Weather Supply Chain Storms with Advanced Analytics. During the event, which featured industry thought leaders Sean Willems, Ph.D., University of Tennessee, Bill Panak, vice president, data science, Logility and Mac McGary, executive vice president, attendees learned how advanced analytics can help create a resilient enterprise and help supply chains succeed during disruptions and seize new opportunities as they arise.

  Logility announced that it was named one of Atlanta’s Top Workplaces for 2020. The recognition is based on employee surveys and marks the ninth year Logility has been named one of Atlanta’s best places to work.
  Also during the quarter, Logility, Demand Management and NGC each announced they were named recipients of the 2020 Inbound Logistics Top 100 Logistics IT Provider award. Every year, Inbound Logistics editors recognize 100 logistics IT companies that support and enable supply chain excellence. Drawn from a pool of more than 300 companies, using questionnaires, personal interviews, and other research, Inbound Logistics selected the Top 100 Logistics IT Providers who are leading the way in 2020.

About American Software, Inc.

Atlanta-based American Software, Inc. (NASDAQ: AMSWA), delivers innovative AI-powered supply chain management and advanced retail planning platforms. Logility, Inc., a wholly-owned subsidiary of American Software, is accelerating digital supply chain optimization and advanced retail planning from product concept to customer availability and companies transform their supply chain operations to gain a competitive advantage. Recognized for its high-touch approach to customer service, rapid implementations and industry-leading return on investment (ROI), Logility customers include Big Lots, Husqvarna Group, Parker Hannifin, Sonoco Products, Red Wing Shoe Company and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers affordable, easy-to-use Software-as-a-Service (SaaS) supply chain planning solutions designed to increase forecast accuracy, improve customer service and reduce inventory to maximize profits and lower costs. Demand Management serves customers such as Siemens Healthcare, AutomationDirect.com and Newfoundland Labrador Liquor Corporation. New Generation Computing, Inc., a wholly-owned subsidiary of American Software, powers the digital supply chain to enable brand owners and retailers to maximize revenue and profit by accelerating lead times, streamlining product development, and optimizing sourcing and distribution. NGC customers include Brooks Brothers, Carter’s, Destination XL, Fanatics, Foot Locker, Jockey International, Lacoste and Spanx. The comprehensive American Software supply chain and retail planning portfolio includes advanced analytics, supply chain visibility, demand, inventory and replenishment planning, Sales and Operations Planning (S&OP), Integrated Business Planning (IBP), supply and inventory optimization, manufacturing planning and scheduling, retail merchandise and assortment planning and allocation, product lifecycle management (PLM), sourcing management, and vendor quality and compliance. For more information about American Software, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

Operating and Non-GAAP Financial Measures

The Company includes operating measures (ACV) and other non-GAAP financial measures (EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share) in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from the operating or non-GAAP financial information used by other companies. The Company believes that this presentation of ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. ACV is a forward-looking operating measure used by management to better understand cloud services (SaaS and other related cloud services) revenue trends within the Company’s business, as it reflects the Company’s current estimate of revenue to be generated under existing customer contracts in the forward 12-month period. EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, and income tax expense. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation expense.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company’s ability to satisfy in a timely manner all Securities and Exchange Commission (SEC) required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's current Form 10-K and other reports and documents subsequently filed with the SEC. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 264-5298.

American Software® is a registered trademark of American Software, Inc.; Logility® is a registered trademark of Logility, Inc.; and Demand Solutions® is a registered trademark of Demand Management, Inc. Other products mentioned in this document are registered marks, trademarks or service marks of their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	First Quarter Ended
	July 31,
	2020	2019	Pct Chg.
Revenues:
Subscription fees	$ 6,363	$ 4,458	43%
License fees	787	1,778	(56%)
Professional services & other	9,814	10,137	(3%)
Maintenance	10,314	11,010	(6%)
Total Revenues	27,278	27,383	0%

Cost of Revenues:
Subscription services	2,759	2,125	30%
License fees	675	1,380	(51%)
Professional services & other	7,830	7,405	6%
Maintenance	1,773	1,851	(4%)
Total Cost of Revenues	13,037	12,761	2%
Gross Margin	14,241	14,622	(3%)
Operating expenses:
Research and development	4,340	4,613	(6%)
Less: capitalized development	(245)	(1,285)	(81%)
Sales and marketing	4,744	5,579	(15%)
General and administrative	4,464	4,788	(7%)
Provision for doubtful accounts	-	33	-
Amortization of acquisition-related intangibles	53	97	(45%)

Total Operating Expenses	13,356	13,825	(3%)
Operating Earnings	885	797	11%
Interest Income & Other, Net	1,332	525	154%
Earnings Before Income Taxes	2,217	1,322	68%
Income Tax Expense	183	170	8%
Net Earnings	$ 2,034	$ 1,152	77%
Earnings per common share: (1)
Basic	$ 0.06	$ 0.04	50%
Diluted	$ 0.06	$ 0.04	50%

Weighted average number of common shares outstanding:
Basic	32,339	31,270
Diluted	32,932	31,951

nm- not meaningful

AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	First Quarter Ended
	July 31,
	2020	2019	Pct Chg.
NON-GAAP Operating Earnings:
Operating Income (GAAP Basis)	$ 885	$ 797	11%
Amortization of acquisition-related intangibles	312	598	(48%)
Stock-based compensation	546	443	23%
NON-GAAP Operating Earnings:	1,743	1,838	(5%)

Non-GAAP Operating Earnings, as a % of revenue	6%	7%

	First Quarter Ended
	July 31,
	2020	2019	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$ 2,034	$ 1,152	77%
Income Tax Expense	183	170	8%
Interest Income & Other, Net	(1,332)	(525)	154%
Amortization of intangibles	1,530	2,085	(27%)
Depreciation	150	160	(6%)
EBITDA (earnings before interest, taxes, depreciation and amortization)	2,565	3,042	(16%)

Stock-based compensation	546	443	23%
Adjusted EBITDA	$ 3,111	$ 3,485	(11%)

EBITDA, as a percentage of revenues	9%	11%

Adjusted EBITDA, as a percentage of revenues	11%	13%

	First Quarter Ended
	July 31,
	2020	2019	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$ 2,034	$ 1,152	77%
Amortization of acquisition-related intangibles (2)	286	520	(45%)
Stock-based compensation (2)	501	385	30%
Adjusted Net Earnings	$ 2,821	$ 2,057	37%

Adjusted non-GAAP diluted earnings per share	$ 0.09	$ 0.06	50%

	First Quarter Ended
	July 31,
	2020	2019	Pct Chg.
NON-GAAP Earnings Per Share
Net Earnings (GAAP Basis)	$ 0.06	$ 0.04	50%
Amortization of acquisition-related intangibles (2)	0.01	0.01	0%
Stock-based compensation (2)	0.02	0.01	100%
Adjusted Net Earnings	0.09	$ 0.06	50%

	First Quarter Ended
	July 31,
	2020	2019	Pct Chg.
Amortization of acquisition-related intangibles
Cost of license	$ 258	$ 501	(49%)
Operating expenses	54	97	(44%)
Total amortization of acquisition-related intangibles	$ 312	$ 598	(48%)

Stock-based compensation
Cost of revenues	$ 43	$ 30	43%
Research and development	25	33	(24%)
Sales and marketing	66	76	(13%)
General and administrative	412	304	36%
Total stock-based compensation	$ 546	$ 443	23%

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.06 and $0.04 for the three months ended July 31, 2020 and 2019, respectively.

(2) - Tax affected using the effective tax rate for the three month periods ended July 31, 2020 and 2019.
nm- not meaningful

AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)
	July 31,	April 30,
	2020	2020

Cash and Cash Equivalents	$ 79,766	$ 79,814
Short-term Investments	12,727	14,161
Accounts Receivable:
Billed	24,443	22,582
Unbilled	2,018	2,425
Total Accounts Receivable, net	26,461	25,007
Prepaids & Other	6,293	6,684
Current Assets	125,247	125,666

Investments - Non-current	526	701

PP&E, net	3,340	3,373
Capitalized Software, net	7,389	8,362
Goodwill	25,888	25,888
Other Intangibles, net	821	1,132
Deferred Sales Commissions - Non-current	1,980	2,177
Lease Right of Use Assets	1,920	2,053
Other Non-current Assets	2,009	1,941
Total Assets	$ 169,120	$ 171,293

Accounts Payable	$ 2,005	$ 1,643
Accrued Compensation and Related costs	4,126	6,636
Dividend Payable	3,571	3,547
Operating Lease Obligation - Current	782	763
Other Current Liabilities	1,002	643
Deferred Revenues - Current	32,488	34,227
Current Liabilities	43,974	47,458

Operating Lease Obligation - Non-current	1,265	1,424
Deferred Tax Liability - Non-current	2,958	2,897
Other Long-term Liabilities	109	92
Long-term Liabilities	4,332	4,413

Total Liabilities	48,306	51,871

Shareholders' Equity	120,814	119,422

Total Liabilities & Shareholders' Equity	$ 169,120	$ 171,293

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	First Quarter Ended
	July 31,
	2020	2019

Net cash provided by operating activities	$ 1,479	$ 4,811

Capitalized computer software development costs	(245)	(1,285)
Purchases of property and equipment, net of disposals	(118)	(110)

Net cash used in investing activities	(363)	(1,395)

Dividends paid	(3,547)	(3,434)
Proceeds from exercise of stock options	2,383	1,452

Net cash used in financing activities	(1,164)	(1,982)

Net change in cash and cash equivalents	(48)	1,434
Cash and cash equivalents at beginning of period	79,814	61,288

Cash and cash equivalents at end of period	$ 79,766	$ 62,722

Contacts

Vincent C. Klinges
Chief Financial Officer
American Software, Inc.
(404) 264-5477